                                                                    EXHIBIT 10.5






                      FORMATION & SHAREHOLDERS' AGREEMENT


                                       OF


                              PONDER - DTI, LTD.,
                    A JABEL ALI FREE TRADE ZONE CORPORATION

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----
ARTICLE I

                          CONSTRUCTION AND DEFINITIONS  . . . . . . . . . .    1
          1.1        Construction   . . . . . . . . . . . . . . . . . . . .    1
                     ------------
          1.2        References   . . . . . . . . . . . . . . . . . . . . .    1
                     ----------
          1.3        Headings   . . . . . . . . . . . . . . . . . . . . . .    1
                     --------
          1.4        Definitions  . . . . . . . . . . . . . . . . . . . . .    1
                     -----------

ARTICLE II

                                  ORGANIZATION  . . . . . . . . . . . . . .    3
          2.1        Formation  . . . . . . . . . . . . . . . . . . . . . .    3
                     ---------
          2.2        Qualification in Other Jurisdictions   . . . . . . . .    3
                     ------------------------------------

ARTICLE III

                                      NAME  . . . . . . . . . . . . . . . .    4

ARTICLE IV

                               PURPOSE AND POWERS   . . . . . . . . . . . .    4

ARTICLE V

               REGISTERED OFFICE; REGISTERED AGENT; OTHER OFFICES   . . . .    4

ARTICLE VI

                                      TERM  . . . . . . . . . . . . . . . .    4

ARTICLE VII

                     CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS  . . . . . . .    5
          7.1        Capital Contributions  . . . . . . . . . . . . . . . .    5
                     ---------------------

ARTICLE VIII

                    REPRESENTATIONS AND WARRANTIES OF PONDER  . . . . . . .    5
          8.1        Incorporation  . . . . . . . . . . . . . . . . . . . .    5
                     -------------
          8.2        Authorization  . . . . . . . . . . . . . . . . . . . .    5
                     -------------
          8.3        Properties, Assets and Leasehold Estates   . . . . . .    6
                     ----------------------------------------

ARTICLE IX

                      Representations and Warranties of DTI . . . . . . . .    6
          9.1        Incorporation  . . . . . . . . . . . . . . . . . . . .    6
                     -------------
          9.2        Authorization  . . . . . . . . . . . . . . . . . . . .    6
                     -------------
          9.3        Properties, Assets and Leasehold Estates   . . . . . .    6
                     ----------------------------------------

ARTICLE X

               BOOKS OF ACCOUNT, RECORDS AND FINANCIAL INFORMATION  . . . .    6
          10.1       Books and Records  . . . . . . . . . . . . . . . . . .    6
                     -----------------
          10.2       Financial Information  . . . . . . . . . . . . . . . .    7
                     ---------------------
          10.3       1997 Operating Budget  . . . . . . . . . . . . . . . .    7
                     ---------------------

ARTICLE XI

                                   FISCAL YEAR  . . . . . . . . . . . . . .    7

ARTICLE XII

                                  COMPANY FUNDS . . . . . . . . . . . . . .    8

ARTICLE XIII

                         MANAGEMENT; BOARD OF DIRECTORS   . . . . . . . . .    8
          13.1       Management by Shareholders   . . . . . . . . . . . . .    8
                     --------------------------
          13.2       Organization of Board  . . . . . . . . . . . . . . . .    8
                     ---------------------
          13.3       Matters Requiring Consent  . . . . . . . . . . . . . .    8
                     -------------------------
          13.4       Executive Committee  . . . . . . . . . . . . . . . . .    9
                     -------------------

ARTICLE XIV

                                    OFFICERS  . . . . . . . . . . . . . . .   10
          14.1       Officers   . . . . . . . . . . . . . . . . . . . . . .   10
                     --------
          14.2       Managing Director.  The Company agrees to execute
                     -----------------
                     an employment agreement with Ed Abernathy as
                     Managing Director of the Company containing
                     substantially the terms set forth on Exhibit C
                                                          ---------
                     hereto.


                                   ARTICLE XV

                                 INDEMNIFICATION  . . . . . . . . . . . . .   10
          15.1       Indemnification  . . . . . . . . . . . . . . . . . . .   10
                     ---------------
          15.2       Expenses   . . . . . . . . . . . . . . . . . . . . . .   10
                     --------
          15.3       Insurance  . . . . . . . . . . . . . . . . . . . . . .   10
                     ---------

ARTICLE XVI

                      TRANSFER OF INTERESTS BY SHAREHOLDERS . . . . . . . .   11
          16.1       Restrictions on Transfers  . . . . . . . . . . . . . .   11
                     -------------------------
          16.2       Buy-Sell Procedure   . . . . . . . . . . . . . . . . .   12
                     ------------------

ARTICLE XVII

                                     NOTICES  . . . . . . . . . . . . . . .   13

ARTICLE XVIII

                             AMENDMENT OF AGREEMENT   . . . . . . . . . . .   15

ARTICLE XIX

                                  MISCELLANEOUS . . . . . . . . . . . . . .   15
          19.1       Entire Agreement   . . . . . . . . . . . . . . . . . .   15
                     ----------------
          19.2       Governing Law  . . . . . . . . . . . . . . . . . . . .   15
                     -------------
          19.3       Binding Effect   . . . . . . . . . . . . . . . . . . .   15
                     --------------
          19.4       Effect of Invalid Provision  . . . . . . . . . . . . .   15
                     ---------------------------
          19.5       Counterparts   . . . . . . . . . . . . . . . . . . . .   16
                     ------------
          19.6       Negotiated Transaction   . . . . . . . . . . . . . . .   16
                     ----------------------

SCHEDULES

          Schedule 11.3            Approved 1997 Operating Budget

          Schedule 13.2            Representatives and Alternate
                                   Representatives

EXHIBITS

          Exhibit A  General Indenture of Conveyance, Assignment on Transfer
                     by and between the Company and Ponder

          Exhibit B  General Indenture of Conveyance, Assignment on Transfer of
                     Assets and Assumption of Liabilities by and between the Company and DTI

          Exhibit C  Abernathy Employment Agreement

                      FORMATION & SHAREHOLDERS' AGREEMENT

                                       OF

                               PONDER - DTI, LTD.


         This Formation & Shareholders' Agreement of PONDER - DTI, LTD., a Jabel Ali free trade zone company (the "Company"), effective as of 12:01 a.m. on November __, 1996 (this "Agreement"), is entered into by and between Ponder Energy Services, Inc., a Delaware corporation ("Ponder"), and Drilling Tools International, Ltd., a Gibraltar corporation ("DTI").

         WHEREAS, Ponder and DTI shall be the shareholders of the Company;

         WHEREAS, pursuant to a General Indenture of Conveyance, Assignment and Transfer of Assets and Assumption, DTI shall transfer certain assets to the Company, and the Company shall assume certain liabilities of DTI;

         WHEREAS, pursuant to a General Indenture of Conveyance, Assignment and Transfer of Assets, Ponder shall transfer certain assets to the Company;

         NOW, THEREFORE, in consideration of the premises and mutual undertakings contained herein, the parties hereby agree as follows:


                                   ARTICLE I

                          CONSTRUCTION AND DEFINITIONS

         1.1 Construction. Words used in this Agreement, regardless of the number or gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context shall require.

         1.2 References. As used in this Agreement, unless expressly stated otherwise, references to "including" mean "including, without limitation." Unless otherwise specified, all references in this Agreement to Articles, Sections, Exhibits, Schedules or paragraphs are deemed references to the corresponding Articles, Sections, Exhibits, Schedules or paragraphs in this Agreement.

         1.3 Headings. The headings of the Articles, Sections, Schedules and Exhibits of this Agreement are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof.

         1.4 Definitions. The following definitions shall be applicable to the terms set forth below as used in this Agreement.

         "Act" means the [LAW APPLICABLE TO JABEL ALI FREE TRADE ZONE ENTITY], and any successor statute, as amended from time to time.

         "Affiliates" means, when used with respect to a specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person, provided that the Company shall not be deemed to be an Affiliate of any Shareholder. For purposes of this definition "control", when used with respect to any specified Person, means the power to direct the management and policies of the Person, directly or indirectly, whether through the ownership of voting securities, by contract, by family relationship or otherwise; and the terms "controlling" and "controlled" have the meanings correlative to the foregoing.

         "Agreement" means this Formation & Shareholders' Agreement of Ponder - DTI, Ltd. as the same may be amended or modified from time to time in accordance with Article XVIII hereof.

         "Board" means the Board of Directors of the Company.

         "Business Day" means any day on which federal commercial banks are open for business for the purpose of sending and receiving wire transfers in Houston, Texas.

         "Capital Stock" means the shares of common, preferred or other capital stock of the Company.

         "Certificate" shall have the meaning given that term in Section 2.1.

         "Company" means Ponder - DTI, Ltd., a Jabel Ali free trade zone corporation.

         "Conveyance Agreements" means those certain General Indentures of Conveyance, Assignment and Transfer, to be dated as of the date of organization of the Company, between the Company and DTI, and between the Company and Ponder.

         "Covered Person" means any Shareholder, an Affiliate of a Shareholder or any officer, director or shareholder of the Company or of a Shareholder or their respective Affiliates.

         "DTI" means Drilling Tools International, Ltd., a Gibraltar corporation.

         "DTI Assets" shall have the meaning given that term in Section 7.1(a).

         "Executive Committee" means the committee described in Section 13.1.

         "Governmental Authority" means any entity of or pertaining to government, including any federal, state, local, other governmental or administrative authority, agency, court, tribunal, arbitrator, commission, board or bureau.

         "Nonwithdrawing Shareholder" shall have the meaning given that term in
Section 16.1(c).

         "Notice" shall have the meaning given that term in Section 16.1(d).

         "Offer" shall have the meaning given that term in Section 16.2(b).

         "Operating Budget" shall have the meaning given that term in Section 11.2(d).

         "Originating Party" shall have the meaning given that term in Section 16.2(b).

         "Parent" shall have the meaning given that term in Section 16.1(b).

         "Person" means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization, Governmental Authority or government (or agency or political subdivision thereof).

         "Ponder" means Ponder Energy Services, Inc., a Delaware corporation.

         "Ponder Assets" shall have the meaning given that term in Section 16.2(b).

         "Receiving Party" shall have the meaning given that term in Section 16.2(b).

         "Remaining Shareholder" shall have the meaning given that term in
Section 16.1(c).

         "Representative" and "Representatives" shall have the meaning given those terms in Section 13.2(b).

         "Shareholder" means each of Ponder and DTI and any Person hereafter acquiring shares in the Company as provided in this Agreement, but does not include any Person who has ceased to be a shareholder in the Company.

         "Shareholder Interest" means the interest of a Shareholder in the Company, including the Shareholder's rights to a share of the profits and losses of the Company, to receive distributions (liquidating or otherwise), to obtain information and to consent to or approve actions by the Company.

         "Transferor Shareholder" shall have the meaning given that term in
Section 16.1(c).

                                   ARTICLE II

                                  ORGANIZATION

         2.1 Formation. The Company shall be organized as a Jabel Ali free trade zone corporation by the filing of a [CERTIFICATE OF ____________________] (the "Certificate") under and pursuant to the Act on or before February 1, 1997. The Shareholders hereby agree to operate the Company as a Jabel Ali free trade zone corporation under and pursuant to the Act and agree that the rights, duties and liabilities of the Shareholders shall be as provided in the Act, except as otherwise provided herein.

         2.2 Qualification in Other Jurisdictions. The Shareholders shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business in which such qualification, formation or registration is required or desirable. The Shareholders shall execute, deliver and file, or cause the execution, delivery or filing of, any certificates (and any amendments or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.


                                  ARTICLE III

                                      NAME

         The name of the Company shall be "Ponder - DTI, Ltd.", and all Company business may be conducted in that name or any other name that complies with applicable law as the Board may select from time to time.


                                   ARTICLE IV

                               PURPOSE AND POWERS

         The purpose of the Company is to engage in the oil field fishing and rental tools business in the Middle East and Africa.


                                   ARTICLE V

               REGISTERED OFFICE; REGISTERED AGENT; OTHER OFFICES

         The registered office of the Company required by the Act shall be ____________________________________________________________, or any other office (which need not be a place of business of the Company) as the Board may
designate from time to time in the manner provided by law.   The name and
address of the registered agent of the Company in the free trade zone of Jabel Ali shall be ____________________________________________________________. The
principal office of the Company shall be at such place as the Board may designate from time to time, which need not be in the free trade zone of Jabel Ali and the Company shall maintain records there as required by the Act. The Company may have such other offices as the Board may designate from time to time.


                                   ARTICLE VI

                                      TERM

         The duration for which the Company shall exist shall be perpetual, unless sooner liquidated or dissolved in accordance with the provisions of the Act.

                                  ARTICLE VII

                    CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

         7.1     Capital Contributions.

                  Ponder and DTI agree that, upon the formation of the Company pursuant to the terms of this Agreement:

                 (a) DTI shall execute a General Indenture of Conveyance, Assignment and Transfer of Assets and Assumption of Liabilities contributing all of the assets (the "DTI Assets") and liabilities set forth on Exhibit A hereto to the Company;

                 (b) Ponder shall execute a General Indenture of Conveyance, Assignment and Transfer of Assets contributing all of the assets set forth on Exhibit B hereto, (the "Ponder Assets"); and

                 (c) Ponder Industries, Inc. shall deliver to DTI a number of shares of its common stock, $.01 par value ("Common Stock") determined by dividing $1.4 million by the average of the closing bid price for the Common Stock as reported by the National Association of Securities Dealers, Inc. Automated Quotation System over the last 20 trading days prior to the date of the capital contributions, but in no event by less than $3.00 per share or more than $4.00 per share; provided, however, that such issuance of shares shall be subject to receipt by Ponder Industries, Inc. of appropriate documentation establishing compliance with the Securities Act of 1933, as amended ("Securities Act"). DTI acknowledges that the shares will not be registered under the Securities Act or the securities laws of any state of the United States, and that the transfer of such shares will be restricted under such laws.

         Upon execution of the Conveyance Agreements by Ponder and DTI respectively, the Company shall issue 50% of its outstanding capital stock to Ponder and 50% of its outstanding capital stock to DTI.


                                  ARTICLE VIII

                    REPRESENTATIONS AND WARRANTIES OF PONDER

         Ponder represents and warrants to DTI as follows:

         8.1     Incorporation.   Ponder is a Delaware corporation duly
organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Ponder has full corporate power and lawful authority to carry on its business as it is now being conducted and to own and operate its assets, properties and business.

         8.2 Authorization. Ponder has full legal right and corporate power and authority to enter into and deliver this Agreement and to consummate the transactions set forth herein and to perform all the terms and conditions hereof to be performed by it. This Agreement has been duly executed and delivered by Ponder and is a legal, valid and binding obligation of Ponder enforceable in accordance with its terms, except as limited by applicable bankruptcy, moratorium, insolvency or other laws affecting generally the rights of creditors or by principles of equity.

         8.3 Properties, Assets and Leasehold Estates. Ponder owns or has the right to use all of the Ponder Assets. Ponder has good and marketable title to all the Ponder Assets, free and clear of all mortgages, liens, pledges, conditional sales agreements, charges, easements, covenants, assessments, restrictions and encumbrances of any nature whatsoever.


                                   ARTICLE IX

                     Representations and Warranties of DTI

         9.1 Incorporation. DTI is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. DTI has full corporate power and lawful authority to carry on its business as it is now being conducted and to own and operate its assets, properties and business.

         9.2 Authorization. DTI has full legal right and corporate power and authority to enter into and deliver this Agreement and to consummate the transactions set forth herein and to perform all the terms and conditions hereof to be performed by it. This Agreement has been duly executed and delivered by DTI and is a legal, valid and binding obligation of DTI enforceable in accordance with its terms, except as limited by applicable bankruptcy, moratorium, insolvency or other laws affecting generally the rights of creditors or by principles of equity.

         9.3 Properties, Assets and Leasehold Estates. DTI owns or has the right to use all of the DTI Assets. DTI has good and marketable title to all the DTI Assets, free and clear of all mortgages, liens, pledges, conditional sales agreements, charges, easements, covenants, assessments, restrictions and encumbrances of any nature whatsoever.


                                   ARTICLE X

               BOOKS OF ACCOUNT, RECORDS AND FINANCIAL INFORMATION

         10.1 Books and Records. The Shareholders shall cause the Company to keep proper and complete records and books of account (including those required by the Act) in which shall be entered all transactions and other matters relative to the Company's business as are usually entered into records and books of account maintained by persons engaged in businesses of like character. The Company books and records shall be maintained in accordance with U.S. generally accepted accounting principles and shall be kept on the accrual basis. The books and records shall at all times be made available and shall be open to the reasonable inspection and examination of the Shareholders or their duly authorized representatives during the business hours of the Company for any purpose reasonably related to the interest of such Shareholder as a Shareholder in the Company.

         10.2 Financial Information. The Board shall cause the Company to transmit the following financial information to each Shareholder:

                 (a) as soon as available, but in any event within 60 days after the end of each fiscal year of the Company, a copy of the balance sheet of the Company as at the end of such fiscal year and the related statements of income and Shareholders' capital and changes in Shareholders' capital and cash flow for such fiscal year, setting forth, after fiscal year 1997, in each case in comparative form the figures for the previous year, reported on, without a qualification or exception as to the scope of the audit, by the Company's auditors;

                 (b) as soon as available, but in any event not later than 30 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, the unaudited balance sheet of the Company as at the end of each such quarter and the related unaudited statements of income and Shareholders' capital and changes in Shareholders' capital and cash flow of the Company for such quarter and the portion of the fiscal year through such date, setting forth, after fiscal year 1997, in each case in comparative form, the figures for the previous year;

                 (c) not later than 100 days prior to the end of each fiscal year of the Company, a copy of the annual operating plan (the "Operating Budget") for the next fiscal year. Such plan shall contain, but not be limited to, a complete set of financial statements by month in appropriate detail for Shareholder review, a summary of capital expenditures, a human resources discussion summarizing staffing level assumptions and an overall management summary addressing the business operations and related strategic business assumptions;

                 (d) promptly after becoming available, but in any event within 15 days after the end of each calendar month, a report setting forth the year-to-date revenues, operating expenses, general and administrative expenses and capital expenditures of the Company, together with a comparison of the Operating Budget for such period, and a projection of revenues and expenses for the remainder of the Company's fiscal year; and

                 (e) within a reasonable time, any other financial information that may be reasonably requested from time to time by a Shareholder.

         10.3 1997 Operating Budget. The Operating Budget for the Company's 1997 fiscal year is attached as Schedule 10.3.


                                   ARTICLE XI

                                  FISCAL YEAR

         The fiscal year of the Company shall end on the 31st day of December in each calendar year.

                                  ARTICLE XII

                                 COMPANY FUNDS

         The Shareholders will cause the Company to deposit its funds in such bank accounts, or invest in such interest-bearing or non-interest-bearing accounts, as shall be designated by the Board. All withdrawals from any such bank accounts shall be made by the officers or other agent or agents duly authorized by the Board. Company funds shall not be commingled with those of any other person.


                                  ARTICLE XIII

                         MANAGEMENT; BOARD OF DIRECTORS

         13.1 Management by Shareholders. The Board shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company in accordance with the terms and provisions of this Agreement. The Shareholders shall act by and through their respective Representatives as elected pursuant to this Agreement. Each Shareholder agrees that neither it nor its Representatives will bind the Company or otherwise act on its behalf without the prior authorization of the Board or the Executive Committee as required by Sections 13.3 or 13.5 to take such action. If any Shareholder breaches or threatens to breach the covenant provided in the preceding sentence, the Company and the other Shareholder may exercise any remedies available to them in law or in equity, including seeking an injunction restraining such Shareholder from breaching such covenant.

         13.2    Organization of Board.

                 (a)      The Board shall be composed of six directors.

                 (b) Each Shareholder shall designate three individuals to represent it on the Board (individually, such Shareholder's "Representative" and collectively, such Shareholder's "Representatives"). No individual may serve as the Representative of more than one Shareholder. As of the date hereof, each Shareholder's Representatives are those individuals listed on Schedule 13.2. Each Shareholder reserves the right to remove any one or more of its Representatives and to appoint successors and substitutes therefor, from time to time, and any such change shall be effective upon such Shareholder's delivering a written notice of such change to the other Shareholder. Each Shareholder agrees to vote all of its shares of Capital Stock in favor of the Representatives designated by the other Shareholder herewith and from time to time.

         13.3 Matters Requiring Consent. The Shareholders of the Company shall cause the bylaws of the Company to require that, except as set forth in the Operating Budget for each fiscal year, the following decisions must be unanimously approved by the Board:

                          a) acquiring or disposing of any real property or interest therein by the Company or entering into any agreement for the purchase or sale of any real property or interest therein;

                          b) acquiring financing for the Company or incurring any indebtedness whatsoever in excess of $25,000;

                          c) declaring or paying any dividend or making any distribution in respect of the Company's Capital Stock;

                          d) except for transactions in the ordinary course of business, selling or otherwise transferring any property or asset of the Company or any interest therein;

                          e) making any capital expenditures (including, without limitation, payments with respect to capitalized leases) exceeding $25,000 for any single expenditure or $100,000 in the aggregate during any fiscal year of the Company;

                          f) creating, assuming or permitting any lien to be taken upon any properties or assets of the Company, whether now owned or hereafter acquired;

                          g) making any loan or advance to any person, including, without limitation, any employee of the Company, excluding advances for travel and entertainment expenses and similar expenditures in the ordinary course of business;

                          h) determining the annual aggregate cash or non-cash compensation payable to any executive officer of the Company;

                          i) entering into any agreements, including leases or other rental agreements, under which the amount of the aggregate payments for all such agreements exceeds $25,000 in the aggregate for any 12-month period;

                          j) authorizing or declaring any distribution of cash or property of the Company;

                          k) entering into any transaction in the name of the Company not permitted by this Agreement;

                          l) selecting or varying depreciation and accounting methods of the Company or changing the fiscal year of the Company; and

                          m) except for transactions in the ordinary course of business, adjusting, settling or compromising any claim, obligation, debt, demand, suit or judgment against the Company.

         13.4 Executive Committee. Each Shareholder shall appoint one of its three Representatives to serve on the Executive Committee of the Board. As of the date hereof, each Shareholder's Representative on the Executive Committee is the individual so identified on Schedule 13.2. Except for those actions set forth in Section 13.3, the Executive Committee shall be responsible for the day-to-day operations of the Company and shall have the same power and authority as the Board.

                                  ARTICLE XIV

                                    OFFICERS

         14.1 Officers. The following persons shall be designated to serve in the respective capacities set forth beside each of their names:

          Ed Abernathy         -   Managing Director and Chief Executive Officer
          Najum Hanif          -   Chief Financial Officer
          Charles A. Sebek     -   Operations Manager

         Any subsequent modifications to the above listed designations shall be unanimously approved by the Board.

         14.2 Managing Director. The Company agrees to execute an employment agreement with Ed Abernathy as Managing Director of the Company containing substantially the terms set forth on Exhibit C hereto.


                                   ARTICLE XV

                                INDEMNIFICATION

         15.1 Indemnification. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person (a) by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement or (b) by reason of being a Shareholder, an Affiliate of a Shareholder or an officer, director, shareholder, partner, representative, advisor or agent of the Company or a Shareholder or its Affiliate, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Article XV shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof.

         15.2 Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding for which indemnity is sought under this Agreement shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized under this Article XV.

         15.3 Insurance. The Company may purchase and maintain insurance, to the extent and in such amounts as the Board shall deem reasonable, on behalf of Covered Persons and such other Persons as the Board shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement. The Company may enter into indemnity contracts with Covered Persons and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 15.2 hereof and containing such other procedures regarding indemnification as are appropriate.


                                  ARTICLE XVI

                     TRANSFER OF INTERESTS BY SHAREHOLDERS

         16.1    Restrictions on Transfers.

                 (a) No Shareholder shall have the right, directly or indirectly, to sell, assign, mortgage, pledge, encumber, exchange, transfer or otherwise dispose of its interest in the Company, or any portion thereof, without the prior written consent of all Shareholders except as specifically provided in this Article XVI. Any attempted transfer or assignment of any interest in the Company in violation of the provisions of this Article XVI shall be void and of no force and effect. Any permitted transferee of shares of Capital Stock must agree, prior to any sale, transfer, assignment or conveyance, to become a party to this Agreement and agree to be bound by all applicable terms and conditions, including this Article XVI. Upon becoming a party to this Agreement, each such purchaser or transferee shall be substituted fully for, and shall enjoy the same rights and be subject to the same duties and obligations as its predecessor hereunder.

                 (b) Either Shareholder may sell, assign or transfer all, but not less than all, of its Capital Stock or the Person(s) owning all the issued and outstanding capital stock of such Shareholder (the "Parent(s)") may sell, assign or transfer all but not less than all of the capital stock of such Shareholder or its Parent, to an Affiliate of such Shareholder or its Parent(s) provided that (i) all the capital stock or other equity interest of such Affiliate is owned, directly or indirectly, by such Shareholders' Ultimate Parent (as defined below), and (ii) each such purchaser or transferee, prior to such sale, assignment or transfer, becomes a party to this Agreement and agrees to be bound by all applicable terms and conditions, including this
         Article XVI.

                 (c) If, at any time following the third anniversary of the effective date of this Agreement and so long as an Offer has not been delivered pursuant to the provisions of Section 16.2, either Shareholder other than a Departing Shareholder (the "Transferor Shareholder") desires to sell, assign or transfer its entire Capital Stock for a purchase price payable in cash, other than pursuant to the provisions of Sections 16.1(b) hereof, the Transferor Shareholder shall give notice thereof to the other Shareholder (the "Notice").
         The Notice shall specify the price and other material terms of the sale. The other Shareholder shall have a period of 30 days during which it may elect to acquire the Capital Stock of the Transferor Shareholder for the price and under the same terms and conditions included in the Notice. If the other Shareholder elects to acquire the Capital

         Stock of the Transferor Shareholder, the Transferor Shareholder and the other Shareholder shall be bound to consummate the transaction in accordance with the Notice, as promptly as practicable. If the other Shareholder fails to respond to the Notice within such 30-day period, elects not to purchase the Capital Stock or elects to purchase the Capital Stock and the transaction is not consummated through no fault of the Transferor Shareholder within 30 days of the delivery of the acceptance of the other Shareholder, the Transferor Shareholder shall, for a period of 90 days thereafter, be free to transfer its Capital Stock, subject only to the requirements of Sections 16.1(d) and 16.3 to any Person, pursuant to the terms described in the Notice. After such 90-day period, the Transferor Shareholder shall not transfer its Capital Stock pursuant to a third party offer without again complying with the provisions of this Section 16.1. In the event an Offer has been delivered pursuant to Section 16.2, no Shareholder may offer to sell, assign or transfer its Capital Stock other than in accordance with the provisions of Section 16.2 during the pendency of the procedures required by Sections 16.2(b) and (c) as a result of the delivery of the Offer.

                 (d) The Company shall not recognize for any purpose any purported sale, assignment or other disposition of all or part of the shares of Capital Stock unless and until the other applicable provisions of this Section 16.1 and Section 16.3 have been satisfied and the Board has received, on behalf of the Company, a document that:

                          (i) is executed by both the Shareholder effecting the disposition and the Person to whom the Capital Stock or part thereof is transferred;

                          (ii) includes the notice address of any Person to be admitted to the Company as a Shareholder and its agreement to be bound by this Agreement; and

                          (iii) contains a representation and warranty in favor of the other Shareholder that the disposition was made in accordance with all applicable laws and regulations.

         16.2 Buy-Sell Procedure. Either Shareholder desiring to terminate its relationship with the other Shareholder with respect to the Company (the "Originating Party"), may at any time following the third anniversary of the effective date of this Agreement so long as a Transaction Notice or a Notice has not been delivered pursuant to the provisions of Section 16.1(c), give written notice to the other Shareholder that it is invoking the procedures of this Section 16.2. In such event:

                 (a) The Shareholders shall negotiate in good faith for a period of 60 days following such notice in an effort to avoid the necessity of proceeding with the provisions of this Section 16.2.

                 (b) Within 10 days after the end of such 60-day period and so long as a Transaction Notice or a Notice has not been delivered pursuant to the provisions of Section 16.1(c) within such 60-day period, the Originating Party may deliver to the other Shareholder (the "Receiving Party") an offer ("Offer") in writing, stating the price payable in cash and other material terms on which the Originating Party is willing to purchase the Capital Stock held by the Receiving Party. The Receiving Party shall then be obligated to either (i) purchase the Capital Stock of the Originating Party at a price equal to the purchase price set forth in the Offer or (ii) sell to the Originating Party the Capital Stock held by it at a price equal to the purchase price set forth in the Offer. The Receiving Party shall give written notice of such election to the Originating Party within 120 days after receipt of the Offer. Failure of the Receiving Party to give the Originating Party notice of its election within said 120-day period shall be conclusively deemed to be an election to sell its Capital Stock to the Originating Party.

                 (c)      The closing of a purchase pursuant to this Section
         16.2 shall be held at the principal executive offices of the Company on a mutually acceptable date not more than 30 days after the effective date of the Receiving Party's notice or deemed election under Section 16.2(b) unless a longer period is necessary to secure any necessary third party or governmental consents or approvals. At such closing the selling Shareholder shall assign or cause to be assigned to the purchasing Shareholder, or its designee, all right, title and interest in and to the selling Shareholder's Capital Stock free and clear of all liens, claims and encumbrances.

                 (d) In the event that a Transaction Notice or a Notice has been delivered pursuant to Section 16.1(c), no Shareholder may invoke the procedures of this Section 16.2 during the pendency of the procedures required by Section 16.1(c) as a result of the delivery of the Notice.


                                  ARTICLE XVII

                                    NOTICES

         All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be deemed to have been duly given if in writing and delivered personally or sent via first-class, postage prepaid, registered or certified mail (return receipt requested), or by overnight delivery service or facsimile transmission addressed as follows:

                 If to Ponder:

                          Ponder Energy Services, Inc.
                          5005 Riverway, Suite 550
                          Houston, Texas  77056
                          Attention:  President
                          Facsimile Number:  (713) 965-0047
                 and copy to:

                          Fulbright & Jaworski L.L.P.
                          300 Convent Street, Suite 2200
                          San Antonio, Texas 78205-3792
                          Attention:  Phillip M. Renfro
                          Facsimile Number:  (210) 270-7205

                 If to DTI:

                          Drilling Tools International, Ltd.
                          P. O. Box 26073
                          Dubai, UAE
                          Attention:  President
                          Facsimile Number:  (___) ___-____

                 and copy to:

                          Porter & Hedges, L.L.P.
                          700 Louisiana, 35th Floor
                          Houston, Texas  77002-2764
                          Attention:  James M. Harbison, Jr.
                          Facsimile Number:  (713) 228-1331

         Any Person may change the address to which the communications are to be directed by giving notice to the other Persons listed above in the manner provided in this Article XVII. Notice by mail shall be deemed to have been given and received on the third calendar day after posting. Notice by overnight delivery service, facsimile transmission or personal delivery shall be deemed given on the date of actual delivery.


                                 ARTICLE XVIII

                             AMENDMENT OF AGREEMENT

         This Agreement may be modified or amended from time to time by the written agreement of all Shareholders.


                                  ARTICLE XIX

                                 MISCELLANEOUS

         19.1 Entire Agreement. This Agreement and the additional documents and agreements referred to herein constitute the entire agreement among the parties. It supersedes any prior agreement or understandings among them, and it may not be modified or amended in any manner other than as set forth herein.

         19.2 Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Texas.

         19.3 Binding Effect. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and assigns.

         19.4 Effect of Invalid Provision. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

         19.5 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

         19.6 Negotiated Transaction. The provisions of this Agreement were negotiated by the parties hereto, and this Agreement shall be deemed to have been drafted by all of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on November 15, 1996, to be effective as of the time, day and in the year first above written.


                                             PONDER ENERGY SERVICES, INC.


                                             By:   /s/ LARRY ARMSTRONG
                                                --------------------------------
                                                      President/CEO




                                             DRILLING TOOLS INTERNATIONAL, LTD.



                                             By:     /s/ ED ABERNATHY
                                                --------------------------------
                                                      Managing Director

                                 SCHEDULE 10.3

                         Approved 1997 Operating Budget



               1997 Operating Budget to be Attached Upon Execution

                                 SCHEDULE 13.2

                                REPRESENTATIVES


PONDER:

         REPRESENTATIVES:

         Larry Armstrong*

         Eugene L. Butler

         Wayne Tynan



DTI:

         REPRESENTATIVES:

         Ed Abernathy*

         Mohsen Hekmat

         William C. Jaeger





__________________________________

*   Executive Committee Member

                                   EXHIBIT C


                         ABERNATHY EMPLOYMENT AGREEMENT


         Upon formation of the Company, the Company and Ed Abernathy shall enter into an Employment Agreement (the "Employment Agreement") containing the following terms among others:

                 (i) The Employment Agreement shall provide that Mr. Abernathy shall serve as the Managing Director and Chief Executive Officer of the Company for an initial term of three years, subject to automatic renewal for successive one-year periods unless one party gives notice to the other, at least 120 days before the expiration of the three-year initial term or any one-year renewal term, as the case may be, of its or his intent to terminate the Employment Agreement, in which case the Employment Agreement shall terminate at the expiration of such three-year or one-year period, as the case may be.

                 (ii) If at any time during the term of the Employment Agreement, Mr. Abernathy shall not be elected to serve as the Managing Director and Chief Executive Officer of the Company, the Company shall be deemed to be in default under the Employment Agreement.

                 (iii) If the Company defaults under the Employment Agreement, Mr. Abernathy shall be relieved of any further obligation under the Employment Agreement, and the Company shall pay to Mr. Abernathy, upon such default, a lump sum equal to the total amount of salary and other compensation that would have been payable to Mr. Abernathy had he continued to be employed by the Company for the balance of the then current term of Employment Agreement.

                 (iv) Notwithstanding the foregoing, the Company upon 90 days written notice to Mr. Abernathy, may terminate the Employment Agreement "for cause." "For cause" shall mean:

                          (a) Mr. Abernathy is voluntarily absent from his employment with the Company for more than 30 days, in the aggregate, in any period of six consecutive months, exclusive of any authorized vacation or other authorized leave of absence and not due to his illness; or

                          (b) Mr. Abernathy is convicted of a felony crime involving moral turpitude; or

                          (c)     The repeated neglect, malfeasance or
                 nonfeasance of Mr. Abernathy in the performance of his services contemplated by the Employment Agreement, which in the reasonable and justifiable business judgment of the Board (acting by vote of at least four directors of the Company, but without regard to any vote by Mr. Abernathy), is detrimental to the best interests of the Company and notice of which and reasonable opportunity to cure has previously been given to Mr. Abernathy at least twice in writing by the Board of Directors at intervals at least three months apart.

                          (v) Upon any termination of his employment by the Company, the Company may elect to require Mr. Abernathy not to compete with the Company within 100 miles of any Company store in operation at the date of termination, for a period of one year following such termination, provided that during such one-year period the Company shall pay to Mr. Abernathy, as consideration for his agreement not to complete, an amount equal to the amount of his salary in effect at the time of termination, in the same installments as his salary would have been paid had he continued in the Company's employ.